EXHIBIT 99.1

ICG Announces Third Quarter Financial Results

WAYNE, Pa., Nov. 3, 2011 (GLOBE NEWSWIRE) -- ICG Group, Inc. (Nasdaq:ICGE) ("ICG") today reported its results for the quarter ended September 30, 2011.

"We are encouraged by the growth we have seen in customer pipelines and the fact that our companies continue to report solid EBITDA results," said Walter Buckley, ICG's Chief Executive Officer. "However, delays in contract signings are impacting results for the second half of 2011. As a result, we now expect our annual revenues to be in the range of $138 million to $140 million, compared to our original revenue guidance of $142 million to $148 million. We are maintaining our original EBITDA guidance of annual EBITDA in the range of $16 million to $18 million."

Buckley added, "As underscored by our stock repurchases during the third quarter, we remain optimistic about our companies' opportunities and committed to our strategy. We are confident that the strong value propositions of our companies, coupled with the strength of ICG's financial position, will continue to drive growth at our companies and enhance value for our stockholders."

GAAP Financial Results

ICG's GAAP revenue increased to $35.1 million for the quarter ended September 30, 2011, up from $30.2 million in the comparable 2010 period. GAAP net loss for the quarter ended September 30, 2011 was $(3.0) million, or $(0.08) per diluted share, compared to net income of $1.8 million, or $0.05 per diluted share, in the comparable 2010 period. Results for both quarters include non-recurring gains and losses detailed later in this release.

Under our share repurchase program, we repurchased 774,327 shares for $7.8 million in the third quarter of 2011, representing an average price of $10.17 per share. To date, we have repurchased $20.6 million of shares under our $25 million repurchase program at an average price of $6.24 per share.

Core Consolidated Companies

Core consolidated revenue totaled $35.1 million for the third quarter of 2011, an increase of 15% from the corresponding 2010 period. Core consolidated EBITDA totaled $4.4 million for the third quarter of 2011, as compared to $4.5 million for the corresponding 2010 period.

Core consolidated revenue totaled $104.4 million for the nine months ended September 30, 2011, an increase of 24% from the corresponding 2010 period. Core consolidated EBITDA totaled $12.1 million for the nine months ended September 30, 2011, as compared to $8.1 million for the corresponding 2010 period.

ICG Commerce reported $29.9 million of revenue for the third quarter of 2011, representing an increase of 14% over the comparable 2010 period. ICG Commerce's EBITDA, excluding stock-based compensation and unusual items, for the quarter ended September 30, 2011 was $5.4 million, consistent with the comparable 2010 period. During the quarter, ICG Commerce renewed a multi-year, multi-million dollar contract with Kimberly-Clark, solidifying one of its largest account relationships.

Revenue grew 31% at GovDelivery and 3% at InvestorForce for the third quarter of 2011 compared to their respective 2010 periods.

For information related to ICG's core equity companies, Channel Intelligence, Freeborders, StarCite and WhiteFence, please refer to the supplemental schedule on our website, as well as the slide presentation that will accompany today's earnings results webcast. See below for further details regarding the webcast.

Please see ICG's website at www.icg.com for more information on ICG, its companies and its third quarter 2011 results.

ICG will host a webcast at 10:00 a.m. ET today to discuss its financial results. As part of the live webcast for this call, ICG will post a slide presentation to accompany the prepared remarks. To access the webcast, go to www.icg.com and click on the investor relations tab. Then click the link for the third quarter conference call webcast. Please log on to the website approximately ten minutes prior to the call to register and download and install any necessary audio software. The conference call is also accessible through listen-only mode 800-901-5231. The international dial-in number is 617-786-2961. The pass code is 81957221.

For those unable to participate in the conference call, a replay will be available from November 3, 2011 at 1:00 p.m. ET until November 10, 2011 at 11:59 p.m. ET. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international). The pass code is21044114. The replay and slide presentation also can be accessed in the investor relations section of the ICG website at www.icg.com/investors/events-and-presentations/.

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the SaaS and tech-enabled BPO sectors.  These companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building successful businesses in the SaaS and tech-enabled BPO sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

The ICG logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7794

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our companies' customers, our companies' collective ability to retain existing customer relationships and secure new ones, our companies' ability to compete successfully against their respective competitors, our companies' ability to timely and effectively respond to technological developments, our and our companies' collective ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG's filings with the Securities and Exchange Commission.  These and other factors may cause actual results to differ materially from those projected.

ICG Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	$ 35,142	$ 30,222	$ 104,424	$ 82,634

Operating Expenses
Cost of revenue	21,128	18,056	63,893	52,381
Selling, general and administrative	10,387	9,989	34,089	31,211
Research and development	3,091	2,729	9,545	7,798
Amortization of intangibles	338	342	1,013	1,020
Impairment related and other	484	1,004	603	1,172
Total operating expenses	35,428	32,120	109,143	93,582

Operating income (loss)	(286)	(1,898)	(4,719)	(10,948)

Other income (loss), net	(374)	9,196	26,184	74,119
Interest income	90	56	298	255
Interest expense	(145)	(123)	(477)	(192)
Income (loss) before income taxes and equity loss	(715)	7,231	21,286	63,234

Income tax benefit (expense)	1,338	(2,860)	(639)	(3,065)
Equity loss	(3,245)	(2,952)	(10,006)	(13,867)
Income (loss) from continuing operations	(2,622)	1,419	10,641	46,302
Income (loss) on discontinued operations	--	601	--	802
Net income (loss)	(2,622)	2,020	10,641	47,104
Less: Net income (loss) attributable to the noncontrolling interest	335	229	941	781
Net income (loss) attributable to ICG	$ (2,957)	$ 1,791	$ 9,700	$ 46,323

Amounts attributable to ICG common shareholders:
Net income (loss) from continuing operations	$ (2,957)	$ 1,339	$ 9,700	$ 45,711
Net income (loss) on discontinued operations	--	452	--	612
Net income (loss) attributable to ICG common shareholders	$ (2,957)	$ 1,791	$ 9,700	$ 46,323

Basic net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ (0.08)	$ 0.04	$ 0.26	$ 1.25
Income (loss) on discontinued operations attributable to ICG common shareholders	--	0.01	--	0.02
	$ (0.08)	$ 0.05	$ 0.26	$ 1.27

Shares used in computation of basic net income (loss) per common share attributable to ICG common shareholders	36,556	36,368	36,819	36,340

Diluted net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ (0.08)	$ 0.04	$ 0.26	$ 1.24
Income (loss) on discontinued operations attributable to ICG common shareholders	--	0.01	--	0.02
Income (loss) attributable to ICG common shareholders	$ (0.08)	$ 0.05	$ 0.26	$ 1.26

Shares used in computation of diluted net income (loss) per common share attributable to ICG common shareholders	36,556	36,956	37,738	36,679

ICG Group, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents	$ 117,817	$ 92,438
Restricted cash	140	201
Accounts receivable, net	31,233	25,832
Deferred tax asset	804	4,830
Income tax receivable	--	6,314
Prepaid expenses and other current assets	3,534	2,528
Total current assets	153,528	132,143
Fixed assets, net	6,154	5,991
Ownership interests in partner companies	49,635	83,829
Goodwill	22,279	20,317
Intangibles, net	12,819	13,832
Deferred tax asset	26,432	22,973
Cost method investments	9,680	1,317
Other assets, net	879	587
Total assets	$ 281,406	$ 280,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of other long-term debt	$ 4,230	$ 4,623
Accounts payable	2,049	1,973
Accrued expenses	2,652	2,777
Accrued compensation and benefits	11,242	15,327
Deferred revenue	14,151	10,293
Total current liabilities	34,324	34,993
Long-term debt	11,685	15,458
Other non-current liabilities	1,740	927
Total liabilities	47,749	51,378
Redeemable noncontrolling interest	1,326	1,182
Equity:
Controlling (ICG) equity	226,194	223,807
Noncontrolling interest	6,137	4,622
Total stockholders' equity	232,331	228,429
Total liabilities and stockholders' equity	$ 281,406	$ 280,989

ICG
Non-GAAP Reconciliation
(In thousands)

The following table is a reconciliation of non-GAAP financial measures to GAAP results.

	Quarter Ended September 30,		Year to Date Ended September 30,
	2011	2010	2011	2010

Reconciliation of GAAP revenue to core consolidated revenue (A)

GAAP revenue	$ 35,142	$ 30,222	$ 104,424	$ 82,634

Deferred revenue not recorded in purchase accounting	--	416	--	1,917

Core consolidated revenue	$ 35,142	$ 30,638	$ 104,424	$ 84,551

Reconciliation of GAAP Net income (loss) attributable to ICG to adjusted operating income (loss) and core consolidated EBITDA (A)

GAAP Net income (loss) attributable to ICG:	$ (2,957)	$ 1,791	$ 9,700	$ 46,323

Net income attributable to non-controlling interests	335	229	941	781
Discontinued operations	--	(601)	--	(802)
Equity loss	3,245	2,952	10,006	13,867
Income tax expense (benefit)	(1,338)	2,860	639	3,065
Interest (income) expense, net	55	67	179	(63)
Other (income) loss, net (B)	374	(9,196)	(26,184)	(74,119)

Consolidated operating income (loss)	(286)	(1,898)	(4,719)	(10,948)

Deferred revenue not recorded in purchase accounting	--	416	--	1,917
Amortization of intangibles (resulting from acquisitions) - corporate	338	342	1,013	1,020
Depreciation and amortization - core consolidated	830	635	2,402	1,769
Depreciation - corporate	12	15	36	45
Stock-based compensation - corporate	871	546	2,335	1,763
Stock-based compensation - core consolidated	54	162	350	535
Impairment related and other - corporate	--	796	--	796
Impairment related and other - core consolidated	484	208	603	376

Adjusted operating income (loss)	2,303	1,222	2,020	(2,727)

Corporate:
Operating expenses	2,502	3,061	10,404	11,135

Core Consolidated Companies:
Other income (loss), net	(413)	218	(320)	(260)

Core consolidated EBITDA	$ 4,392	$ 4,501	$ 12,104	$ 8,148

(A) Core consolidated revenue, core consolidated EBITDA and adjusted operating income (loss) are non-GAAP financial measures and have no standardized measurement prescribed by GAAP. Core consolidated revenue is the sum of the revenue of ICG's three core consolidated companies. Core consolidated EBITDA is the sum of the earnings (losses) before interest, taxes, depreciation and amortization, stock-based compensation and unusual items of ICG's three core consolidated companies. ICG's management considers charges unusual when they are transactional-driven or non-recurring. Adjusted operating income (loss) is consolidated operating income (loss), adjusted for depreciation and amortization, stock-based compensation, and impairment related and other amounts of ICG and its three core consolidated companies. ICG's management believes these non-GAAP financial measures provide useful information to investors, potential investors, securities analysts and others that enables each such group to evaluate core consolidated companies' current and future prospects in a similar manner as ICG's management and to review results on a comparable basis for all periods presented.

(B) Other (income) loss, net, as reflected in reconciliation above, relates to net gains as follows:	Quarter Ended September 30,		Year to Date Ended September 30,
	2011	2010	2011	2010
	(in millions)

Gains on sales of marketable securities	$ --	$ 9.2	$ --	$ 67.0
Gain on Metastorm sale	--	--	24.9	--
Gain on distribution	--	--	1.4	--
Net gains (losses) on sales of companies	--	--	0.2	6.7
Other, net	(0.4)	--	(0.3)	0.4
Other income (loss), net on Consolidated Statements of Operations	$ (0.4)	$ 9.2	$ 26.2	$ 74.1

CONTACT: Karen Greene
         ICG
         Investor Relations
         610-727-6900
         IR@icg.com